Exhibit 99.1

FOR IMMEDIATE RELEASE

National Interstate Announces Its First Dividend

Richfield, OHIO, August 9, 2005 — National Interstate Corporation (NASDAQ: NATL). Confirming its intention in the Annual Report on Form 10-K, National Interstate Corporation’s Board of Directors approved a $.04 per share dividend at its August 4, 2005 meeting. The cash dividend will be payable on September 15, 2005 to shareholders of record of the Corporation’s common stock at the close of business on August 22, 2005. The Board intends to review its dividend policy at each regularly scheduled quarterly meeting, taking into account both the operating needs of the business and the Company’s continuing commitment to shareholder value.

About National Interstate Corporation

National Interstate Corporation (NASDAQ: NATL), founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. National Interstate differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our core products include property and casualty insurance for transportation companies, group captive insurance programs for transportation companies that we refer to as our alternative risk transfer operations, specialty personal lines, primarily, recreational vehicle coverage and transportation and general commercial insurance in Hawaii. We offer our products through multiple distribution channels including independent agents and brokers, affiliated agencies and the Internet. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. Ohio-based National Interstate is a subsidiary of American Financial Group, Inc. (NYSE: AFG; Nasdaq), is headquartered in Richfield, Ohio, near Cleveland, Ohio.

Forward Looking Statements

This release may contain forward-looking statements that are subject to risks and uncertainties. Although National Interstate Corporation believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that could affect actual results are discussed in materials filed by National Interstate Corporation with the Securities and Exchange Commission.

Contact:	Mike Bourgon
VP – Investor Relations
(330) 659-8900
mike.bourgon@nationalinterstate.com